EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 23, 2004 (January 6, 2005 as to the effects of the restatement discussed in Note 15) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in accounting for goodwill and other intangible assets effective July 1, 2002; a restatement to report the assets and liabilities of the collectibles auctions and direct sales businesses as held for sale and the related operating results as discontinued operations; and the restatement discussed in Note 15), relating to the consolidated financial statements and financial statement schedule of Collectors Universe, Inc. included in the Annual Report on Form 10-K/A of Collectors Universe, Inc. for the year ended June 30, 2004, and to the use of our report dated September 23, 2004 (January 6, 2005 as to the effects of the restatement discussed in Note 15) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in accounting for goodwill and other intangible assets effective July 1, 2002; a restatement to report the assets and liabilities of the collectibles auctions and direct sales businesses as held for sale and the related operating results as discontinued operations; and the restatement discussed in Note 15), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading and “Experts” in such Prospectus.

DELOITTE & TOUCHE LLP

Costa Mesa, California

January 19, 2005